OUTBOUND PROXY SCRIPT

Good morning/afternoon/evening. This is _______________ calling from Vanguard on a recorded line. May I please speak with Mr. /Mrs. [client's first and last name]? ------------------------------


Hello, Mr./Mrs. [client's last name]. Thank you for speaking with me.

I'm calling because our records indicate that you recently received proxy materials from Vanguard. Do you have one minute to speak with me about the proxy that Vanguard is conducting?


For security reasons, I first need to verify the last four digits of your Social Security number and the address on your account.



Thank you for this information Mr./Mrs. [Client last name]. Our records indicate that you have not yet voted your proxy ballot. It is important that your funds receive your vote to effectively serve you and to help hold down costs. If they don't achieve enough responses to conduct a shareholder meeting on July 2, 2009, then they will incur the considerable expense of a second proxy solicitation.

You can make sure your voice is heard by voting today. I can connect you with a representative of the company conducting the proxy for Vanguard, who can record your vote. It will only take a minute to vote. May I have your permission to connect you?



Please hold while I transfer you. And thank you for investing with Vanguard.

--------------------------------------------------------------------------------
IF THE SHAREHOLDER ASKS WHAT IS IN THE PROXY, USE THE FOLLOWING

One proposal is for the election of trustees, and another would standardize the funds' investment policies to serve you more effectively. The trustees recommend that you vote for both of these proposals.

[Optional content regarding the third proposal--if applicable]

A third proposal from one or more shareholders would institute a procedure to prevent holding investments in companies, that in the judgment of the fund's trustees, substantially contribute to genocide or crimes against humanity. The trustees recommend that you vote against this proposal because it would duplicate existing procedures.

[End of optional content regarding the third proposal]